Exhibit 107
Calculation of Filing Fee Tables
FORM
424(b)(7)
(Form Type)
Arrowhead Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.001 per share(1)	Rule 457(r)	917,441(2)	$21.98	$20,160,765.98(3)	0.0001531	$3,086.61

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$20,160,765.98		$3,086.61

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$3,086.61

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)	Consists of 917,441 shares of common stock issuable upon the exercise of pre-funded warrants.
(3)
Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of common stock on The Nasdaq Global Select Market on December 16, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act). Represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form
S-3ASR
(Registration
No. 333-268665)
paid with the filing of this prospectus supplement.